Exhibit 10.1

EMPLOYMENT AGREEMENT

[EMPLOYEE NAME], as [TITLE], you are a valuable Agilysys employee, and we expect you to make a significant contribution to Agilysys’ success. As a result, Agilysys, Inc. (“Agilysys”) wishes to employ you under the terms of this Agreement.

1.         Employment Period. Subject to termination pursuant to Article 5 hereof, the term of the Executive’s employment by Agilysys pursuant to this Agreement shall commence on July 18, 2014 (the “Effective Date”) and continue for the period of three (3) years (the “Employment Period”). However, if a Change in Control occurs during the Employment Period, the Employment Period shall expire no earlier than the second anniversary of the date on which such Change in Control occurs.

2.         Position. You shall initially be employed in the position set forth above, with the duties and responsibilities customarily associated with that position. From time to time, Agilysys may determine that it is in Agilysys’ best interest to add to, subtract from, or otherwise change your duties and responsibilities, or change or eliminate your title.

3.         Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Agilysys. You shall use your best efforts, energies, and skills to advance the business of Agilysys, to further and improve its relations with suppliers, customers and others, and to keep available to Agilysys the services of its employees. You shall perform your duties in compliance with all laws and Agilysys’ published policies, including ethical standards set forth in the Code of Business Conduct.

4.         Compensation. Your compensation will be pursuant to Agilysys’ standard programs in effect from time to time. Agilysys reserves the right, however, in its sole discretion, to impose salary reduction, and/or other cost reduction programs, which may reduce your targeted cash compensation (provided that any such program is not discriminatory and treats you the same as other Agilysys employees holding similar positions). You shall be eligible to participate in any and all employee benefit plans made available from time to time to Agilysys employees generally.

5.         Termination. Your employment may be terminated for Cause by Agilysys, voluntarily by you, or without Cause by Agilysys. The last date of your employment as a result of termination for any of these reasons is the “Termination Date.”

     A.         Termination for Cause and Voluntary Termination. If your employment terminates for any of the following reasons: (a) your death, disability, or legal incompetence; (b) the issuance by Agilysys of a notice terminating your employment “for Cause” (which, for these purposes, means: (i) breach of any term of this Agreement or any other duty to Agilysys; (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflict of interest, or other policies of Agilysys; (iii) your conviction for any felony crime, or for any other crime involving misappropriation of money or other property of Agilysys; (iv) misconduct, malfeasance or insubordination; or (v) gross failure to perform under this Agreement (not including simply a failure to attain quantitative targets); or (c) you voluntarily resign your employment, then your salary will end on the Termination Date.

B.         Termination Without Cause. If your employment is terminated by Agilysys for any reason other than those identified in Paragraph 5.A., above, upon signing a release, you will be paid a severance (“Severance Payments”) equal to one (1) year regular base and target annual incentive salary (if applicable), which will be at the rate applicable to you at the time your employment terminates and will be paid during regular pay intervals during the one (1) year period (“Severance Period”). In case of termination without Cause, you will also receive a lump sum payment in cash on the 60th day following the Termination Date an amount equal to the total premiums you would be required to pay for twelve-months of COBRA continuation coverage under the employer’s health benefit plan (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that you have in place for you and your dependents immediately prior to the Termination Date, regardless of whether you or your dependents elect COBRA (the “COBRA Payment”). You will not otherwise be eligible for severance under any Agilysys severance plan.

C.         Position. If Agilysys changes your position such that your responsibilities or compensation are substantially lessened (a “Change of Position”), then you may terminate your employment due to a Change of Position if you provide notice to Agilysys within 30 days of the condition giving rise to the Change of Position and Agilysys fails to materially cure such condition within 30 days following the date of such notice, upon which failure to cure your employment shall immediately terminate for Change of Position. Such termination for Change of Position will be deemed a termination by Agilysys without Cause for purposes of this Agreement and you shall be entitled to the Severance Payments described in Paragraph 5.B. or 5.D, as applicable.

D.     Change in Control. Notwithstanding any other provision contained herein, if your employment hereunder is terminated within twenty-four (24) months following a Change in Control (as defined below) by Agilysys (or its successor or assignee) without Cause or by you due to a Change of Position, in addition to payment of any accrued but unpaid base salary and the balance of any earned and unused vacation pay, as of the Termination Date, then you will be entitled to receive:

i.    A lump sum payment in cash on the 60th day following the Termination Date an amount equal to two (2) times the sum of (a) your annual base salary and (b) target annual incentive, in each case determined by the greater of the rate applicable immediately prior to the Change in Control or your Termination Date; and

ii.    A lump sum payment in cash on the 60th day following the Termination Date an amount equal to the COBRA Payment.

You will not otherwise be eligible for severance under any Agilysys severance plan or any other provision of this Agreement.

E.     Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of one of the following during your employment:

i.     Any one person (or more than one person acting as a group) acquires ownership of stock of Agilysys that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Agilysys; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

ii.     A majority of the members of the board of directors of Agilysys (the “Board”) is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election; or

iii. The sale of all or substantially all of Agilysys’ assets.

Notwithstanding the foregoing, for purposes of this Agreement a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Agilysys, a change in effective control of Agilysys, or a change in the ownership of a substantial portion of Agilysys’ assets under Section 409A.

6.         Confidential Information. During the course of your employment, you have learned, and will learn, various proprietary or confidential information of Agilysys and/or its related and affiliated companies (including the identity of customers and employees; vendor information; marketing information and strategies; sales training techniques and programs; product development and design; acquisition and divestiture opportunities and discussions; and data processing and management information systems, programs, and practices). You shall use such information only in connection with the performance of your duties to Agilysys and agree not to copy, disclose, or otherwise use such information or contest its confidential or proprietary nature. You agree to return any and all written documents containing such information to Agilysys upon termination of your employment.

7.         Restrictive Covenants.
A.         No Hiring. During the Employment Period and for 12 months thereafter, you agree not to employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who was an employee or consultant of Agilysys at any time during the 12 months preceding the end of the Employment Period.

B.     Non-Competition. Because of Agilysys’ legitimate business interest as described herein and the good and valuable consideration provided to you, during the Employment Period and continuing for the 12 month period beginning on the Termination Date, to run consecutively, for any reason or no reason and whether your employment is terminated at your option or at the option of Agilysys, you agree and covenant not to engage in Prohibited Activity within North America.

For purposes of this Section 7.B., “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as Agilysys, including those engaged in the business of developing and marketing proprietary enterprise software, services and solutions, including point-of-sale (POS), property management, inventory and procurement, workforce management and related mobile and wireless solutions, to the hospitality industry. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.

     It is understood and acknowledged that any non-competition obligation arising under this Paragraph 7.B. shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Paragraphs 6 and 7.A., above.

8.         Assignment of Inventions. Agilysys by law is entitled to all rights, ideas, inventions and works of authorship relating to its business that are made by its employees during the scope of their work, whether or not conceived during regular business hours, for Agilysys when using Agilysys resources. You agree to promptly and fully disclose to Agilysys all ideas, inventions, discoveries, creations, designs, methods, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities or proposed activities of Agilysys and its affiliates and subsidiaries, conceived or developed by you (alone or jointly with others) during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of Agilysys. To the extent possible, such Innovations shall be considered a Work Made for Hire under the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to Agilysys, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will execute such written instruments, and perform any other tasks as may be necessary in the opinion of Agilysys to obtain a patent, register a copyright, or otherwise protect or enforce Agilysys’ rights in such Innovations.

9.         Specific Performance and Injunctive Relief. You acknowledge that Agilysys will be irreparably damaged if the provisions of this Agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to Agilysys, and that Agilysys is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this Agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which Agilysys may have.

10.     Severability and Reformation. The provisions of Paragraphs 6 through 10 of this Agreement constitute independent and separable covenants which shall survive termination or expiration of the Employment Period. Any paragraph, phrase, or other provision of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule shall be deemed, if possible, to be omitted from this Agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.

11.     Assignment.

A.     This Agreement is personal to you, and cannot be assigned by you to any other party.

B.     This Agreement shall inure to the benefit of, and be binding upon and enforceable by Agilysys, and by its successors and assigns. This Agreement may be assigned by Agilysys, without your consent, to a third party (“Assignee”) in connection with the sale or transfer of all or substantially all of Agilysys’ business, or any division or unit thereof, whether by way of sale of stock, sale of assets, merger or other transaction. Such assignment by Agilysys will not constitute nor be deemed a termination of your employment by Agilysys, and will not give rise to any rights under Paragraph 5 of this Agreement. After such assignment, any further rights which you have under this Agreement will be the responsibility of the Assignee.
12.     General. This Agreement constitutes our full understanding relating to your employment with Agilysys, and replaces and supersedes any and all agreements, contracts, representations or understandings with respect to your employment, including, without limitation, your Employment Agreement dated [PRIOR EMPLOYMENT AGREEMENT DATE]. This Agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to principles of conflicts of law. In the event of a conflict between the terms hereof and the provisions of Agilysys’ Employee Handbook or its Policies and Procedures, the terms hereof shall control; otherwise, the provisions of the Employee Handbook shall remain applicable to your employment relationship. This Agreement may not be superseded, amended, or modified except in a writing signed by both parties.

13.     Section 280G.

A.     Reduction. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to your or for your benefit pursuant to the terms of this

Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code and would, but for this Section 13, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be either:

i.    reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"); or

ii.    payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

B.     Order of Reduction. The Covered Payments shall be reduced in a manner that maximizes the Participant's economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

C.     Determinations. Any determination required under this Section 13 shall be made in writing in good faith by the accounting firm that was the Company's independent auditor immediately before the occurrence of the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to you and the Company as requested by your or the Company. You and the Company shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13. For purposes of making the calculations and determinations required by this Section 13, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on you and the Company. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 13.

14.     Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from, or to the extent required, comply with Section 409A of the Internal Revenue Code (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A: each payment or benefit amount shall be construed as a separate identified payment; if you are a “specified employee” when you separate from service, amounts of “nonqualified deferred compensation,” if any, otherwise payable during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of your death).

In witness whereof the parties have executed this Agreement this 18th day of July, 2014.

AGILYSYS, INC.

_____________________________________
By: [NAME]
[TITLE]

______________________________________
By: [EMPLOYEE NAME]